UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 7, 2008

ARTISTdirect, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-30063	95-4760230
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

1601 Cloverfield Boulevard, Suite 400 South
Santa Monica, California		90404-4082
(Address of principal executive offices)		(Zip Code)

(310) 956-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06. Material Impairments.

On  July 7, 2008, as a result of developments during the latter part of June 2008 with respect to the business of MediaDefender, Inc. (“MediaDefender”), a wholly-owned subsidiary of ARTISTdirect, Inc. (the “Company”) acquired on July 28, 2005, the Company concluded that the current carrying value of the MediaDefender segment goodwill of $31,085,000 is substantially and permanently impaired at June 30, 2008.

Management reached this conclusion based on various factors, including less than anticipated revenues in 2008 from MediaDefender’s new advertising initiatives and a significant further erosion of demand for Media Defender’s core Internet anti-piracy services by the entertainment industry.  In particular, the Company was advised by one of MediaDefender’s larger customers, which represented approximately 18% of MediaDefender’s revenues for the year ended December 31, 2007, that it intends to substantially curtail its use of MediaDefender’s anti-piracy services subsequent to the expiration of its current contract with MediaDefender on June 30, 2008.

Based on these recent developments, the Company revised MediaDefender’s financial projections for the remainder of 2008 and beyond, as a result of which the Company currently expects to record a non-cash charge to operations to reflect the impairment of MediaDefender goodwill at June 30, 2008 of approximately $25,000,000. The calculation of the goodwill impairment charge at June 30, 2008 is preliminary, and is subject to various estimates, assumptions and further developments, including the status of service commitment levels for the remainder of 2008 that are still in the process of being determined and MediaDefender’s ability to adjust certain future contractual commitments with respect to its operating costs.

Management is continuing to evaluate these developments as they relate to the Company’s ability to fund its operations and debt service commitments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ARTISTdirect, Inc.

Date:	July 9, 2008	By:	/s/ Rene’ Rousselet

		Name:	Rene’ Rousselet
		Title:	Chief Accounting Officer